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                                     EXHIBIT 99



                                         5


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PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: G. DAN MARSHALL, VICE PRESIDENT, TREASURER & DIRECTOR OF INVESTOR RELATIONS (618-474-7666)


                      ARGOSY GAMING COMPANY AMENDS AGREEMENTS
                    WITH SERIES A CONVERTIBLE PREFERRED HOLDERS

     Alton, IL, December 1, 1998, -- Argosy Gaming Company (NYSE:AGY) announced today that the Company has amended its agreements with the holders of the Series A Convertible Preferred Stock and related warrants to terminate both the holders' right to purchase, and the Company's right to require such holders to purchase, the additional $8 million tranche of Series A Convertible Preferred Stock and related warrants.

As previously announced, in June, 1998, the Company issued 800 shares of the Series A Convertible Preferred Stock and related warrants for the purchase of 292,612 shares of the Company's Common Stock to a group of private investors. Each Series A share is convertible into Company Common Stock based upon a formula of $10,000 DIVIDED BY the lower of a fixed conversion price (currently $3.89, but subject to downward adjustment) or a floating conversion price which is determined based upon the five lowest consecutive closing bid prices of the Company Common Stock during the 30 trading days prior to conversion. To date 118 shares of Series A Convertible Preferred Stock has been converted into 622,345 shares of common stock. An additional 410 shares of Series A Convertible Preferred Stock are eligible for conversion currently, and the remaining 272 shares become eligible for conversion on January 10, 1999.

As part of the original purchase, under certain circumstances, the holders of the Series A Convertible Preferred Stock had a right to purchase, and the Company had the right to require the holder to purchase, up to an additional 800 shares of Series A Convertible Preferred Stock and related warrants for an aggregate purchase price of $8 million. The Company and the holders have amended their agreements to cancel and terminate this second $8 million tranche.

The Company issued the original $8 million of Series A Convertible Preferred Stock and related warrants in order to provide flexibility in implementing its capital expenditures plan for 1998. However, given the improved results of the Company's Alton, Riverside and Sioux City operations and the strong performance in Lawrenceburg, the Company feels that cash on hand and cash flow from operations will be sufficient to meet its operating, debt service and capital needs for the foreseeable future.


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                                       -more-

Argosy Gaming Company is a leading multi-jurisdictional owner and operator of riverboat casinos and related entertainment and hotel facilities in the midwestern and southern United States. The Company, through its subsidiaries and joint ventures, owns and operates the Alton Belle Casino in Alton, IL, serving the St. Louis metropolitan market; the Argosy Casino in Riverside, MO, serving the Kansas City metropolitan market; and the Belle of Baton Rouge in Baton Rouge, LA. The Company is also a majority partner and operator of the Belle of Sioux City in Sioux City, IA and the Argosy Casino & Hotel in Lawrenceburg, IN, serving the southeast tri-state Cincinnati and Dayton, OH metropolitan market.

THIS PRESS RELEASE CONTAINS STATEMENTS RELATING TO FUTURE RESULTS, WHICH ARE FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED AS A RESULT OF ANY NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO, COMPETITIVE AND GENERAL ECONOMIC CONDITIONS IN THE MARKETS IN WHICH THE COMPANY OPERATES, AND THE EFFECT OF FUTURE LEGISLATION OR REGULATORY CHANGES ON THE COMPANY'S OPERATIONS, AS WELL AS OTHER RISKS AND UNCERTAINTIES DETAILED FROM TIME TO TIME IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

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